Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our reports, dated September 11, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Peerless Mfg. Co. and subsidiaries on Form 10-K for the year ended June 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Peerless Mfg. Co. and subsidiaries on Form S-8.
/s/ Grant Thornton LLP
Dallas, Texas
November 19, 2007